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                                                                    EXHIBIT 5.1




                                       April 15, 1998




WellPoint Health Networks Inc.
21555 Oxnard Street
Woodland Hills, California 91367

   Re:  AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3
        ("REGISTRATION STATEMENT") OF WELLPOINT HEALTH NETWORKS INC. AND "PROSPECTUS" CONTAINED THEREIN

Ladies and Gentlemen:

   We have acted as counsel to WellPoint Health Networks Inc., a Delaware corporation (the "Company"), with respect to the issuance of this opinion relating to the proposed offering by California HealthCare Foundation (the "Selling Shareholder") of up to 11,500,000 shares (the "Shares") of the Common Stock of the Company, par value $.01 per share (the "Common Stock").

   For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

   On the basis of and in reliance upon the forgoing examinations and assumptions, we are of the opinion that the Shares have been duly and validly issued and are outstanding, fully paid and non-assessable shares of Common Stock.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.


                                       Very truly yours,

                                       /s/ Gibson, Dunn & Crutcher LLP

                                       GIBSON, DUNN & CRUTCHER LLP